Exhibit 99.1

MURPHY OIL ANNOUNCES PRELIMINARY QUARTERLY AND

ANNUAL FINANCIAL RESULTS

EL DORADO, Arkansas, January 30, 2013 – Murphy Oil Corporation (NYSE: MUR) announced today that its net income in the fourth quarter of 2012 was $158.7 million ($0.82 per diluted share) compared to a net loss of $113.9 million ($0.59 per diluted share) in the fourth quarter of 2011. Net income in the fourth quarter of 2012 was improved over the same 2011 quarter principally due to lower impairment expenses and income tax benefits associated with operating losses in two foreign countries in the current period. The just completed quarter included total impairment charges of $261.0 million ($239.6 million after taxes) associated with both oil production operations in Republic of the Congo and ethanol production operations in Hereford, Texas. The Congo impairment related primarily to unsuccessful drilling operations in the fourth quarter and the removal of proved oil reserves at year-end 2012 at the Azurite field. The field continues to produce while we evaluate future options. Operating results in the fourth quarter of the prior year included an impairment charge for Azurite of $368.6 million. The Hereford ethanol plant was deemed impaired at year-end 2012 due to an expectation of weak future ethanol crush spreads. Income tax benefits in the upstream business totaled $108.3 million associated with tax deductions for operating losses in Republic of the Congo and Suriname. The 2012 fourth quarter included a loss from discontinued operations of $3.7 million ($0.02 per diluted share), compared to income from discontinued operations of $4.0 million ($0.02 per diluted share) in the 2011 quarter. Income from continuing operations in the fourth quarter of 2012 was $162.4 million ($0.84 per diluted share), but was a loss of $117.9 million ($0.61 per diluted share) a year ago.

For the year of 2012, net income totaled $970.9 million ($4.99 per diluted share) compared to $872.7 million ($4.49 per diluted share) in 2011. Net income included income from discontinued operations of $6.8 million ($0.04 per diluted share) in 2012 and $143.2 million ($0.74 per diluted share) in 2011. Income from continuing operations for the years of 2012 and 2011 totaled $964.1 million ($4.95 per diluted share) and $729.5 million ($3.75 per diluted share), respectively.

Net Income

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
(Millions of Dollars)
Exploration and Production	$145.0	(144.6)	905.0	614.2
Refining and Marketing	38.5	61.0	157.6	190.3
Corporate	(21.1)	(34.3)	(98.5)	(75.0)

Income (loss) from continuing operations	162.4	(117.9)	964.1	729.5
Income (loss) from discontinued operations	(3.7)	4.0	6.8	143.2

Net income (loss)	$158.7	(113.9)	970.9	872.7

Income (loss) per Common share – Diluted:
Income (loss) from continuing operations	$0.84	(0.61)	4.95	3.75
Net income (loss)	0.82	(0.59)	4.99	4.49

Fourth quarter 2012 vs. Fourth quarter 2011

Exploration and Production (E&P)

Income for the Company’s E&P continuing operations was $145.0 million in the fourth quarter of 2012 compared to a loss of $144.6 million in the same quarter of 2011. The improvement in earnings in the fourth quarter 2012 compared to the same period in 2011 was primarily attributable to a larger impairment charge in Republic of the Congo in 2011 and income tax benefits recognized in 2012 totaling $108.3 million associated with operating losses in Republic of the Congo and Suriname. The 2012 quarter also benefited from higher crude oil sales volumes and lower exploration expenses, but these were mostly offset by lower oil and natural gas sales prices and higher overall extraction and administrative expenses. The increase in extraction expenses in the current year was attributable to higher worldwide average crude oil production and higher depreciation unit rates in Malaysia associated with ongoing capital development activities.

E&P Metrics

	Three Mos. Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Oil Production Volume – Bbls. per day	132,918	108,771	112,591	103,160
Natural Gas Sales Volume – MCF per day	473,487	487,991	490,124	457,365
Total BOE Production Volume – BOE per day	211,833	190,103	194,278	179,388

Average Realized Oil Sales Price – $ per Bbl.	$92.82	96.67	95.58	94.18
Average Realized North American Natural Gas Sales Price – $ per MCF	$3.34	3.67	2.65	4.08
Average Realized Sarawak Natural Gas Sales Price – $ per MCF	$6.78	7.85	7.50	7.10

Exploration expenses totaled $137.2 million in the fourth quarter 2012, down from $185.6 million in the 2011 quarter. The decrease was primarily attributable to lower dry hole costs associated with unsuccessful exploratory drilling in the 2012 quarter in Canada and Brunei, partially offset by higher dry hole costs in the current quarter in Republic of the Congo. Additionally, the 2012 quarter had lower leasehold amortization expense in the Kurdistan region of Iraq compared to the prior year.

Worldwide production totaled 211,833 barrels of oil equivalent per day in the 2012 fourth quarter, an 11% increase from the 190,103 barrels of oil equivalent per day produced in the 2011 quarter. Crude oil, condensate and gas liquids production was 132,918 barrels per day in the 2012 quarter compared to 108,771 barrels per day in 2011. The oil production increase in the current year was primarily attributable to an ongoing development drilling program in the Eagle Ford Shale area of South Texas as well as purchase of additional working interests in the Thunder Hawk and Front Runner fields in the Gulf of Mexico during 2012. Natural gas sales volumes averaged 473 million cubic feet per day in quarter four 2012, down 3% from the 488 million cubic feet per day sold in the prior year’s quarter. The 2012 reduction was primarily attributable to lower gas volumes produced at the Tupper area in Western Canada due to a planned shut-in of certain wells and virtually no development drilling in this area in the 2012 quarter because of continued weak North American natural gas sales prices. Natural gas production in 2012 in the U.S. was above 2011 levels primarily due to the development drilling program in the Eagle Ford Shale.

The average sales price for the Company’s crude oil, condensate and gas liquids was $92.82 per barrel for continuing operations in the 2012 fourth quarter, down from $96.67 per barrel in the 2011 quarter. Natural gas sales prices in North America averaged $3.34 per thousand cubic feet (MCF) in the 2012 quarter, down from $3.67 per MCF in the 2011 quarter. Natural gas sold from fields offshore Sarawak, Malaysia, averaged $6.78 per MCF in the 2012 quarter compared to $7.85 per MCF a year ago.

Refining and Marketing (R&M)

The Company’s refining and marketing business generated a quarterly profit from continuing operations of $38.5 million in the fourth quarter 2012 compared to a profit of $61.0 million in the same quarter a year earlier. U.S. R&M continuing operations generated earnings of $22.0 million in the fourth quarter of 2012 compared to earnings of $50.7 million in the 2011 quarter. The earnings reduction for this business in 2012 was principally the result of an impairment charge of $39.6 million after taxes to reduce the carrying value of the Hereford, Texas ethanol plant. The Company’s U.S. ethanol plants experienced weaker operating results in the 2012 quarter compared to the prior year due to depressed ethanol crush spreads. U.S. retail marketing operations reflected improved results as margins for this business averaged 14.1 cents per gallon in the 2012 quarter compared to 13.0 cents per gallon in the 2011 quarter. Retail operations also benefited from improved merchandise margins in the current quarter compared to a year ago. The U.K. R&M operations posted a net profit of $16.5 million in the 2012 quarter compared to a profit of $10.3 million in 2011, with the improved results based on better overall unit margins for this business.

Downstream Metrics

	Three Mos. Ended December 31		Years Ended December 31
	2012	2011	2012	2011
U.S. Retail Fuel Margins – Per gallon	$0.141	0.130	0.129	0.156
U.S. Retail Merchandise sales per store month	$154,730	157,425	156,429	158,144
U.K. Refinery Inputs – Bbls. per day	133,599	138,492	132,613	135,391
U.K. R&M Unit Margins – Per Bbl.	$2.21	1.38	1.94	(0.67)
Total Petroleum and Other Product Sales – Bbls. per day*	494,406	465,946	474,949	556,434

*	Includes 122,361 bbls. per day in the 2011 year related to discontinued operations.

Corporate

Corporate activities incurred after-tax costs of $21.1 million in the fourth quarter of 2012, well below the net costs of $34.3 million in the 2011 quarter. The 2012 cost reduction was primarily related to favorable effects from transactions denominated in foreign currencies. The 2012 quarter included an after-tax benefit of $3.5 million from foreign currencies, compared to an after-tax charge of $11.6 million in the 2011 quarter. The Company also had lower net interest expense in the 2012 quarter due to capitalizing a larger portion of its financing costs to oil development projects in the current period. Administrative expenses were higher in the 2012 quarter compared to a year earlier due to additional costs for professional services and employee compensation.

Discontinued Operations

The loss from discontinued operations was $3.7 million ($0.02 per diluted share) in the fourth quarter 2012, compared to income of $4.0 million ($0.02 per diluted share) in the 2011 fourth quarter. The 2012 quarterly results included income tax adjustments related to the Company’s former U.S. oil refineries which were sold in 2011, mostly offset by profits from U.K. oil and gas production operations. The quarterly profit a year ago was primarily attributable to results of the U.K. oil and gas production operations. The sale of these U.K. oil and gas assets is expected to be completed during the first quarter 2013.

Year 2012 vs. Year 2011

Exploration and Production (E&P)

The Company’s E&P continuing operations earned $905.0 million for the full year 2012 compared to $614.2 million in 2011. The improvement in 2012 earnings versus 2011 was primarily attributable to higher oil production and lower impairment and exploration expenses in 2012, plus income tax benefits recognized in the current year related to U.S. tax deductions for losses incurred in Republic of the Congo and Suriname. The current year also benefited from marginally higher average crude oil sales prices. The 2011 period included a $13.1 million after-tax gain on sale of gas storage assets in Spain. Unfavorable effects in 2012 included lower North American natural gas sales prices and higher extraction expenses, with the latter caused by increased production levels and higher overall per-unit depreciation rates.

Total exploration expense was $380.9 million in 2012, down from $489.4 million in 2011. Exploration costs were lower in the current year due to more drilling success in 2012, plus lower geophysical expense in the Gulf of Mexico, Malaysia, Brunei and the Kurdistan region of Iraq.

Total worldwide production in 2012 was 194,278 barrels of oil equivalent per day, an 8% increase from 179,388 barrel equivalents produced in 2011. Total crude oil, condensate and gas liquids production averaged 112,591 barrels per day in 2012, an increase of 9% compared to the 2011 level of 103,160 barrels per day. The increase in the current year was mostly attributable to higher production in the Eagle Ford Shale area of South Texas and at the Kikeh field, offshore Sabah, Malaysia. Natural gas sales volumes increased from 457 million cubic feet per day in 2011 to 490 million cubic feet per day in 2012. The 7% increase in gas volumes in the current year was primarily attributable to higher production in the Tupper area and the Eagle Ford Shale.

Natural gas volumes would have increased more in 2012 but for the fact that the Company voluntarily shut-in certain wells and significantly reduced development drilling in Western Canada due to depressed North American natural gas sales prices.

The average sales price for crude oil and other liquids for continuing operations was $95.58 per barrel in 2012 compared to $94.18 per barrel in 2011. North American natural gas was sold at an average price of $2.65 per MCF in 2012, significantly below the 2011 average of $4.08 per MCF. However, natural gas volumes produced offshore Sarawak were sold for $7.50 per MCF in 2012, up from $7.10 per MCF in the prior year.

Refining and Marketing (R&M)

The Company’s refining and marketing continuing operations generated a profit of $157.6 million in the year of 2012 compared to a profit of $190.3 million in 2011. U.S. R&M profits from continuing operations were $105.4 million in 2012 compared to $223.6 million in 2011. Operating results in 2012 for the U.S. R&M business were lower than 2011 due to weaker retail marketing margins and significantly lower margins for ethanol production operations. Per gallon margins for U.S. retail operations averaged 12.9 cents in 2012 compared to 15.6 cents in 2011. Ethanol production operating results were adversely affected by both weaker crush spreads and a $39.6 million after-tax asset impairment charge related to the Hereford, Texas plant. The U.K. R&M business produced a net profit of $52.2 million in 2012 compared to a net loss of $33.3 million in 2011. The improvement in U.K. operating results was attributable to more than a $2.60 per barrel increase in unit margins in the current year.

Corporate

Corporate after-tax costs were $98.5 million in the year of 2012 compared to costs of $75.0 million in 2011. The significant unfavorable variance in 2012 compared to the prior year was mostly associated with foreign currency effects. Although after-tax effects from transactions denominated in foreign currencies were minimal in 2012, the prior year benefited from an after-tax gain of $20.7 million. The 2012 period also had higher administrative costs compared to 2011, primarily associated with more employee compensation and professional service expenses in the later period. However, net interest expense was lower in 2012 than 2011 essentially due to higher levels of interest capitalized to oil development projects in the current year.

Discontinued Operations

Income from discontinued operations was $6.8 million in 2012 compared to $143.2 million in 2011. The 2011 results primarily related to income for two U.S. refineries sold in late 2011, including $113.1 million of operating profits and an $18.7 million net gain on disposal. Income from discontinued operations in both years included operating profits for U.K. offshore oil and gas assets that are expected to be sold in the first quarter 2013.

Steven A. Cossé, President and Chief Executive Officer, commented, “The just completed 2012 was an important year for our Company. Murphy’s Board decided to separate our U.S. downstream subsidiary into an independent public company; the completion of this process is expected during 2013. The U.S. retail business executed a new contract with Walmart, which will provide growth opportunities for this company for the next several years. In the oil and gas business, once again our reserves replacement significantly exceeded our oil and gas production volumes. We continued growth in our Eagle Ford Shale operation, where total production averaged 15,000 net barrels of oil equivalent per day for 2012, with expected 2013 annual production increasing to 30,000 net barrel equivalents per day. We added acreage and working interests in Canada and the Gulf of Mexico, while finalizing sale agreements for our oil and gas properties in the U.K. that are expected to close in the first quarter of this year. We also paid a $2.50 per share special dividend and commenced a stock buyback program near year-end.

“We anticipate total worldwide production volumes of 200,000 barrels of oil equivalent per day in the first quarter of 2013. Sales volumes of oil and natural gas are projected to average 202,000 barrels of oil equivalent per day during the quarter. At the present time, we expect income from continuing operations in the first quarter to range between $0.55 and $0.90 per diluted share. The first quarter estimate includes projected exploration expense of between $70 million and $140 million, and a loss from our downstream businesses of approximately $10 million. Results could vary based on the risk factors described below.”

The public is invited to access the Company’s conference call to discuss fourth quarter 2012 results on Thursday, January 31 at 12:00 p.m. CST either via the Internet through the Investor Relations section of Murphy Oil’s Web site at http://www.murphyoilcorp.com/ir or via the telephone by dialing 1-888-503-8172. The telephone reservation number for the call is 6962469. Replays of the call will be available through the same address on Murphy Oil’s Web site, and a recording of the call will be available through February 4 by calling 1-888-203-1112 and referencing reservation number 6962469. Audio downloads will also be available on the Murphy Web site through March 1 and via Thomson StreetEvents for their service subscribers.

Summary financial data and operating statistics for the fourth quarter and year of 2012 with comparisons to 2011 are contained in the attached tables.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, including Murphy’s plans to separate its U.S. downstream business and to divest its U.K. downstream and U.K. upstream operations, are subject to inherent risks and uncertainties. Factors that could cause one or more of these forecasted events not to occur include, but are not limited to, a failure to obtain necessary regulatory approvals, a failure to obtain assurances of anticipated tax treatment, a deterioration in the business or prospects of Murphy or its U.S. downstream business, adverse developments in Murphy or its U.S. downstream operation’s markets, adverse developments in the U.S. or global capital markets, credit markets or economies generally or a failure to execute a sale of the U.K. downstream or U.K. upstream operations on acceptable terms or in the timeframe contemplated. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, customer demand for our products, adverse foreign exchange movements, political and regulatory instability, and uncontrollable natural hazards. For further discussion of risk factors, see Murphy’s 2011 Annual Report on Form 10-K and the September 30, 2012 Quarterly Report on Form 10-Q on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

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MURPHY OIL CORPORATION

FUNCTIONAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended December 31, 2012		Three Months Ended December 31, 2011*
	Revenues	Income	Revenues	Income
Exploration and production
United States	$366.4	84.9	198.0	45.9
Canada	279.6	61.8	323.5	43.5
Malaysia	650.6	231.3	603.5	253.2
Republic of the Congo	—	(232.7)	37.4	(384.9)
Other	—	(.3)	0.2	(102.3)

	1,296.6	145.0	1,162.6	(144.6)

Refining and marketing
United States	4,471.6	22.0	4,115.8	50.7
United Kingdom	1,614.9	16.5	1,531.3	10.3

	6,086.5	38.5	5,647.1	61.0

	7,383.1	183.5	6,809.7	(83.6)
Intersegment transfers elimination	—	—	(5.4)	—

	7,383.1	183.5	6,804.3	(83.6)
Corporate	6.1	(21.1)	(10.3)	(34.3)

Revenue/income from continuing operations	7,389.2	162.4	6,794.0	(117.9)
Discontinued operations, net of tax	—	(3.7)	—	4.0

Total revenues/net income (loss)	$7,389.2	158.7	6,794.0	(113.9)

	Twelve Months Ended December 31, 2012		Twelve Months Ended December 31, 2011*
	Revenues	Income	Revenues	Income
Exploration and production
United States	$1,038.0	168.0	737.7	152.7
Canada	1,084.3	208.1	1,288.6	328.0
Malaysia	2,428.1	894.2	2,045.6	812.7
Republic of the Congo	57.6	(241.1)	148.8	(385.3)
Other	.1	(124.2)	24.6	(293.9)

	4,608.1	905.0	4,245.3	614.2

Refining and marketing
United States	17,723.4	105.4	17,471.9	223.6
United Kingdom	6,283.0	52.2	6,030.3	(33.3)

	24,006.4	157.6	23,502.2	190.3

	28,614.5	1,062.6	27,747.5	804.5
Intersegment transfers elimination	—	—	(142.8)	—

	28,614.5	1,062.6	27,604.7	804.5
Corporate	11.5	(98.5)	33.4	(75.0)

Revenue/income from continuing operations	28,626.0	964.1	27,638.1	729.5
Discontinued operations, net of tax	—	6.8	—	143.2

Total revenues/net income	$28,626.0	970.9	27,638.1	872.7

*	Reclassified to conform to current presentation.

MURPHY OIL CORPORATION

OIL AND GAS OPERATING RESULTS (Unaudited)

THREE MONTHS ENDED DECEMBER 31, 2012 AND 2011

		Canada			Republic
(Millions of dollars)	United States	Conventional	Synthetic	Malaysia	of the Congo	Other	Total
Three Months Ended December 31, 2012
Oil and gas sales and other revenues	$366.4	151.1	128.5	650.6	—	—	1,296.6
Production expenses	74.7	38.6	57.0	116.0	24.3	—	310.6
Depreciation, depletion and amortization	119.4	70.6	14.9	163.4	.1	.6	369.0
Accretion of asset retirement obligations	2.8	1.2	2.2	3.6	.3	—	10.1
Impairment of properties	—	—	—	—	200.0	—	200.0
Exploration expenses
Dry holes	.1	7.2	—	(.1)	76.2	8.9	92.3
Geological and geophysical	6.5	.1	—	.5	—	7.1	14.2
Other	1.5	.5	—	—	—	6.1	8.1

	8.1	7.8	—	.4	76.2	22.1	114.6
Undeveloped lease amortization	11.3	7.5	—	—	—	3.8	22.6

Total exploration expenses	19.4	15.3	—	.4	76.2	25.9	137.2

Selling and general expenses (credits)	15.6	6.5	.2	(1.7)	.1	13.9	34.6

Results of operations before taxes	134.5	18.9	54.2	368.9	(301.0)	(40.4)	235.1
Income tax provisions (benefits)	49.6	1.9	9.4	137.6	(68.3)	(40.1)	90.1

Results of operations (excluding corporate overhead and interest)	$84.9	17.0	44.8	231.3	(232.7)	(.3)	145.0

Three Months Ended December 31, 2011*
Oil and gas sales and other revenues	$198.0	207.2	116.3	603.5	37.4	.2	1,162.6
Production expenses	45.9	39.2	60.1	116.3	9.4	—	270.9
Depreciation, depletion and amortization	50.9	74.6	12.0	102.6	23.3	.6	264.0
Accretion of asset retirement obligations	2.5	1.2	1.9	2.6	.1	—	8.3
Impairment of properties	—	—	—	—	368.6	—	368.6
Exploration expenses
Dry holes	—	50.6	—	.1	15.2	66.5	132.4
Geological and geophysical	2.7	2.5	—	1.5	.2	5.6	12.5
Other	.7	3.4	—	—	.1	8.9	13.1

	3.4	56.5	—	1.6	15.5	81.0	158.0
Undeveloped lease amortization	9.9	7.4	—	—	—	10.3	27.6

Total exploration expenses	13.3	63.9	—	1.6	15.5	91.3	185.6

Selling and general expenses (credits)	11.3	3.7	.2	(.5)	1.4	11.8	27.9

Results of operations before taxes	74.1	24.6	42.1	380.9	(380.9)	(103.5)	37.3
Income tax provisions (benefits)	28.2	11.1	12.1	127.7	4.0	(1.2)	181.9

Results of operations (excluding corporate overhead and interest)	$45.9	13.5	30.0	253.2	(384.9)	(102.3)	(144.6)

*	Reclassified to conform to current presentation.

MURPHY OIL CORPORATION

OIL AND GAS OPERATING RESULTS (Unaudited)

TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011

		Canada			Republic
(Millions of dollars)	United States	Conventional	Synthetic	Malaysia	of the Congo	Other	Total
Twelve Months Ended December 31, 2012
Oil and gas sales and other revenues	$1,038.0	620.6	463.7	2,428.1	57.6	.1	4,608.1
Production expenses	252.4	167.2	224.1	422.7	48.4	—	1,114.8
Depreciation, depletion and amortization	330.2	290.5	55.3	532.1	33.9	2.4	1,244.4
Accretion of asset retirement obligations	11.4	5.1	8.5	12.5	.9	—	38.4
Impairment of properties	—	—	—	—	200.0	—	200.0
Exploration expenses
Dry holes	32.3	8.0	—	26.1	76.2	39.3	181.9
Geological and geophysical	11.4	1.3	—	1.1	.4	18.0	32.2
Other	8.2	1.2	—	—	.2	27.4	37.0

	51.9	10.5	—	27.2	76.8	84.7	251.1
Undeveloped lease amortization	71.6	29.3	—	—	—	28.9	129.8

Total exploration expenses	123.5	39.8	—	27.2	76.8	113.6	380.9

Selling and general expenses (credits)	52.7	19.7	.9	(5.3)	3.2	48.4	119.6

Results of operations before taxes	267.8	98.3	174.9	1,438.9	(305.6)	(164.3)	1,510.0
Income tax provisions (benefits)	99.8	25.1	40.0	544.7	(64.5)	(40.1)	605.0

Results of operations (excluding corporate overhead and interest)	$168.0	73.2	134.9	894.2	(241.1)	(124.2)	905.0

Twelve Months Ended December 31, 2011*
Oil and gas sales and other revenues	$737.7	782.0	506.6	2,045.6	148.8	24.6	4,245.3
Production expenses	164.8	151.2	236.1	420.6	37.6	—	1,010.3
Depreciation, depletion and amortization	183.0	273.9	52.1	357.3	87.8	1.9	956.0
Accretion of asset retirement obligations	9.9	4.9	7.6	10.6	.5	.3	33.8
Impairment of properties	—	—	—	—	368.6	—	368.6
Exploration expenses
Dry holes	.6	50.6	—	.1	18.1	181.6	251.0
Geological and geophysical	27.1	5.9	—	11.0	2.7	32.6	79.3
Other	8.8	4.3	—	—	.2	27.6	40.9

	36.5	60.8	—	11.1	21.0	241.8	371.2
Undeveloped lease amortization	62.2	28.8	—	—	—	27.2	118.2

Total exploration expenses	98.7	89.6	—	11.1	21.0	269.0	489.4

Terra Nova working interest redetermination	—	(5.4)	—	—	—	—	(5.4)
Selling and general expenses (credits)	42.1	14.2	.9	(1.6)	2.2	39.8	97.6

Results of operations before taxes	239.2	253.6	209.9	1,247.6	(368.9)	(286.4)	1,295.0
Income tax provisions	86.5	79.7	55.8	434.9	16.4	7.5	680.8

Results of operations (excluding corporate overhead and interest)	$152.7	173.9	154.1	812.7	(385.3)	(293.9)	614.2

*	Reclassified to conform to current presentation.

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, except twelve months in 2011)

(Thousands of dollars, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011[1]	2012	2011[1]

Revenues	$7,389,228	6,794,033	28,626,046	27,638,121

Costs and expenses
Crude oil and product purchases	5,636,262	5,242,076	22,449,306	21,875,297
Operating expenses	579,675	516,828	2,127,503	1,964,891
Exploration expenses	137,210	185,519	380,924	489,346
Selling and general expenses	93,206	79,183	354,493	297,520
Depreciation, depletion and amortization	402,914	296,219	1,375,577	1,079,750
Accretion of asset retirement obligations	10,289	8,562	39,341	34,724
Impairment of properties	260,988	368,600	260,988	368,600
Redetermination of Terra Nova working interest	—	—	—	(5,351)
Interest expense	17,827	14,183	54,105	55,831
Interest capitalized	(11,813)	(3,584)	(39,173)	(15,131)

	7,126,558	6,707,586	27,003,064	26,145,477

Income from continuing operations before income taxes	262,670	86,447	1,622,982	1,492,644
Income tax expense	100,279	204,400	658,936	763,173

Income (loss) from continuing operations	162,391	(117,953)	964,046	729,471
Income (loss) from discontinued operations, net of income taxes	(3,704)	4,025	6,830	143,231

Net income (loss)	$158,687	(113,928)	970,876	872,702

Income (loss) per Common share – Basic
Continuing operations	$0.84	(0.61)	4.97	3.77
Discontinued operations	(0.02)	0.02	0.04	0.74

Net income (loss)	$0.82	(0.59)	5.01	4.51

Income (loss) per Common share – Diluted
Continuing operations	$0.84	(0.61)	4.95	3.75
Discontinued operations	(0.02)	0.02	0.04	0.74

Net income (loss)	$0.82	(0.59)	4.99	4.49

Cash dividends per Common share[2]	$2.8125	0.275	3.675	1.10

Average Common shares outstanding (thousands)
Basic	193,452	193,605	193,902	193,410
Diluted	194,403	194,486	194,669	194,512

[1]	Reclassified to conform to current presentation.
[2]	Current year amounts include special dividend of $2.50 per share.

SUMMARIZED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, except twelve months in 2011)

(Thousands of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011[1]	2012	2011[1]
Operating Activities
Net income (loss)	$158,687	(113,928)	970,876	872,702
Adjustments to reconcile net income to net cash provided by operating activities
(Income) loss from discontinued operations	3,704	(4,025)	(6,830)	(143,231)
Depreciation, depletion and amortization	402,914	296,219	1,375,577	1,079,750
Amortization of deferred major repair costs	5,942	5,719	22,818	23,076
Impairment of properties	260,988	368,600	260,988	368,600
Expenditures for asset retirements	(17,485)	(6,319)	(40,434)	(21,490)
Dry hole costs	92,279	132,369	181,924	250,954
Amortization of undeveloped leases	22,599	27,588	129,750	118,211
Accretion of asset retirement obligations	10,289	8,562	39,341	34,724
Deferred and noncurrent income tax charges	160,971	46,313	316,587	156,983
Pretax (gains) losses from dispositions of assets	1,352	513	1,258	(22,679)
Net increase in operating working capital other than cash and cash equivalents	(196,723)	(520,484)	(413,963)	(825,705)
Other – net	30,364	31,834	151,226	67,955

Net cash provided by continuing operations	935,881	272,961	2,989,118	1,959,850
Net cash provided (required) by discontinued operations	4,723	(4,323)	52,713	185,535

Net cash provided by operating activities	940,604	268,638	3,041,831	2,145,385

Investing Activities
Property additions and dry holes	(1,428,104)	(758,158)	(3,660,171)	(2,603,158)
Proceeds from sale of assets	181	147	569	27,776
Purchases of investment securities[2]	(258,562)	(455,766)	(1,619,308)	(1,689,087)
Proceeds from maturity of investment securities[2]	634,563	417,377	2,035,798	1,773,552
Expenditures for major repairs	(1,423)	(2,583)	(12,790)	(5,409)
Investing activities of discontinued operations, including proceeds in 2011 from sale of U.S. refineries and associated inventories	(21,632)	528,659	(58,156)	873,958
Other – net	2,188	864	11,086	8,014

Net cash required by investing activities	(1,072,789)	(269,460)	(3,302,972)	(1,614,354)

Financing Activities
Increase (decrease) in notes payable	1,060,568	(725,011)	1,645,467	(340,041)
Purchase of treasury stock	(250,000)	—	(250,000)	—
Proceeds from exercise of stock options and employee stock purchase plans	1,186	7,306	12,324	15,551
Excess tax benefits related to exercise of stock options	690	719	2,647	4,838
Withholding tax on stock-based incentive awards	181	—	(3,341)	(8,014)
Issue cost of long-term debt	(2,674)	714	(6,959)	(7,905)
Cash dividends paid	(546,909)	(53,223)	(714,429)	(212,752)

Net cash provided (required) by financing activities	263,042	(769,495)	685,709	(548,323)

Effect of exchange rate changes on cash and cash equivalents	(235)	5,209	8,875	(4,660)

Net increase (decrease) in cash and cash equivalents	130,622	(765,108)	433,443	(21,952)
Cash and cash equivalents at beginning of period	816,694	1,278,981	513,873	535,825

Cash and cash equivalents at end of period	$947,316	513,873	947,316	513,873

[1]	Reclassified to conform to current presentation.
[2]	Represents cash invested in Canadian government securities with maturities greater than 90 days at the date of acquisition.

MURPHY OIL CORPORATION

OTHER FINANCIAL DATA

(Unaudited, except for December 31, 2011)

(Millions of dollars)

			Dec. 31, 2012	Dec. 31, 2011
Total current assets			$4,100.1	3,447.7
Total current liabilities			3,352.9	2,824.9
Total assets			17,501.9	14,138.1
Long-term debt			2,245.2	249.6
Stockholders' equity			8,966.9	8,778.4

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Capital expenditures—continuing operations
Exploration and production
United States	$521.0	216.6	1,653.4	733.1
Canada	417.8	288.5	897.7	946.1
Malaysia	411.5	286.8	1,453.9	705.9
Other	69.3	70.6	165.6	362.9

	1,419.6	862.5	4,170.6	2,748.0

Refining and marketing
United States	36.1	29.6	111.5	100.1
United Kingdom	6.8	8.7	22.2	22.2

	42.9	38.3	133.7	122.3

Corporate	2.6	0.8	8.0	5.2

Total capital expenditures—continuing operations	1,465.1	901.6	4,312.3	2,875.5

Charged to exploration expenses*
United States	8.1	3.4	51.9	36.5
Canada	7.8	56.5	10.5	60.8
Malaysia	0.4	1.6	27.2	11.1
Other	98.3	96.5	161.5	262.8

Total charged to exploration expenses	114.6	158.0	251.1	371.2

Total capitalized—continuing operations	$1,350.5	743.6	4,061.2	2,504.3

*Excludes amortization of undeveloped leases of	$22.6	27.6	129.8	118.2

MURPHY OIL CORPORATION

STATISTICAL SUMMARY

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net crude oil, condensate and gas liquids produced – barrels per day	132,918	108,771	112,591	103,160
Continuing operations	129,323	106,022	109,133	100,737
United States	38,009	18,329	26,090	17,148
Canada – light	227	110	245	83
– heavy	7,518	8,418	7,241	7,264
– offshore	6,632	8,967	6,986	9,204
– synthetic	15,417	12,370	13,830	13,498
Malaysia	60,073	54,091	52,663	48,551
Republic of the Congo	1,447	3,737	2,078	4,989
Discontinued operations – United Kingdom	3,595	2,749	3,458	2,423

Net crude oil, condensate and gas liquids sold – barrels per day	135,371	109,609	113,624	101,422
Continuing operations	131,070	107,524	110,252	99,123
United States	38,009	18,329	26,090	17,148
Canada – light	227	110	245	83
– heavy	7,518	8,418	7,241	7,264
– offshore	6,124	8,183	7,092	9,079
– synthetic	15,417	12,370	13,830	13,498
Malaysia	63,775	56,158	54,286	48,092
Republic of the Congo	—	3,956	1,468	3,959
Discontinued operations – United Kingdom	4,301	2,085	3,372	2,299

Net natural gas sold – thousands of cubic feet per day	473,487	487,991	490,124	457,365
Continuing operations	469,516	485,489	486,753	453,439
United States	59,964	45,500	52,962	47,212
Canada	186,972	230,781	217,046	188,787
Malaysia – Sarawak	170,921	179,542	174,283	176,943
– Kikeh	51,659	29,666	42,462	40,497
Discontinued operations – United Kingdom	3,971	2,502	3,371	3,926

Total net hydrocarbons produced – equivalent barrels per day[1]	211,833	190,103	194,278	179,388
Total net hydrocarbons sold – equivalent barrels per day[1]	214,286	190,941	195,311	177,650

Weighted average sales prices
Crude oil, condensate and natural gas liquids – dollars per barrel[2]
United States	$100.63	108.23	102.60	103.92
Canada[3] – light	78.50	95.10	81.22	94.28
– heavy	42.93	61.60	46.45	57.00
– offshore	110.37	109.80	112.08	110.02
– synthetic	91.10	102.50	91.85	102.94
Malaysia[4]	92.83	94.51	97.29	90.14
Republic of the Congo[4]	—	102.93	107.26	103.02
Discontinued operations – United Kingdom	110.86	108.86	111.21	110.13

Natural gas – dollars per thousand cubic feet
United States[2]	$3.50	3.51	2.76	4.13
Canada[3]	3.29	3.70	2.62	4.07
Malaysia – Sarawak[4]	6.78	7.85	7.50	7.10
– Kikeh	0.24	0.24	0.24	0.24

Discontinued operations – United Kingdom[3]	11.60	9.93	10.30	9.99

[1]	Natural gas converted on an energy equivalent basis of 6:1
[2]	Includes intracompany transfers at market prices.
[3]	U.S. dollar equivalent.
[4]	Prices are net of payments under the terms of the respective production sharing contracts.

MURPHY OIL CORPORATION

STATISTICAL SUMMARY (Continued)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Refining and Marketing
United States retail marketing:
Fuel margin per gallon[1]	$0.141	$0.130	$0.129	$0.156
Gallons sold per store month	297,465	275,549	277,001	277,715
Merchandise sales revenue per store month	$154,730	$157,425	$156,429	$158,144
Merchandise margin as a percentage of merchandise sales	13.0%	11.5%	13.5%	12.8%
Store count at end of period	1,165	1,128	1,165	1,128

United Kingdom refining and marketing – unit margins per barrel	$2.21	1.38	1.94	(0.67)

Petroleum products sold – barrels per day	494,406	465,946	474,949	556,434
United States	353,154	329,024	337,900	420,737 [2]
Gasoline	302,465	280,699	289,650	312,945
Kerosine	348	2,769	146	11,864
Diesel and home heating oils	50,341	45,556	48,104	74,410
Residuals	—	—	—	12,618
Asphalt, LPG and other	—	—	—	8,900
United Kingdom	141,252	136,922	137,049	135,697
Gasoline	55,608	39,609	47,087	35,757
Kerosine	18,286	14,331	17,273	16,298
Diesel and home heating oils	51,561	53,296	48,595	48,893
Residuals	11,621	14,133	13,744	14,427
LPG and other	4,176	15,553	10,350	20,322

U.K. refinery inputs – barrels per day	133,599	138,492	132,613	135,391
Milford Haven, Wales – crude oil	130,311	134,846	129,334	131,959
– other feedstocks	3,288	3,646	3,279	3,432

U.K. refinery yields – barrels per day	133,599	138,492	132,613	135,391
Gasoline	56,181	38,625	46,100	34,171
Kerosine	17,447	16,608	16,941	17,038
Diesel and home heating oils	47,827	50,557	46,004	47,418
Residuals	13,195	15,143	13,922	14,185
LPG and other	(4,668)	14,300	5,976	19,448
Fuel and loss	3,617	3,259	3,670	3,131

[1]	Represents net sales prices for fuel less purchased cost of fuel.
[2]

Includes 122,361 bbls. per day in the twelve-month period in 2011 related to discontinued operations in the United States. Subsequent to the sale of the U.S. refineries in late 2011, a portion of the reduction in refined products produced and sold by these discontinued operations were offset by higher finished products purchased and sold by the Company’s ongoing marketing operations.